Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO Vice Chairman, President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES DIRECTOR APPOINTMENT
AND DIRECTOR RESIGNATION

Irvine, CA – February 13, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Mark E. Schaffer was appointed to the Company’s Board of Directors, effective February 10, 2004. Mr. Schaffer has served as a Director of Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, since April 2003. Mr. Schaffer replaces Kenneth A. Barnett, a Director, who resigned his positions to pursue other interests.

Mr.   Schaffer currently serves as a Managing Director of Shamrock Capital Advisors, Inc.’s Real Estate Group and its Genesis Fund, which has raised and nearly fully invested $85 million. Shamrock Capital Advisors, Inc. is the investment advisor affiliate of Shamrock Holdings, Inc., the investment vehicle for the Roy E. Disney family. The Genesis Fund seeks to achieve market returns, quality jobs and a positive economic impact in low to moderate Southern California neighborhoods through its investments in office, industrial, retail and mixed-use projects.

Mr.   Schaffer holds a B.S. from University of California, Berkeley, and a J.D. from the University of Southern California, where he was the executive editor of the school’s Law Review. Mr. Schaffer started his career with Tuttle & Taylor, a Los Angeles based law firm specializing in real estate and corporate law, where he served as the managing partner of the firm. As President of Lowe Enterprises Realty Services, Inc., Mr. Schaffer administered an $800 million portfolio of commercial, industrial, and residential assets. More recently, Mr. Schaffer was responsible for portfolio management, accounting, operating administration, and client services for Lowe Enterprises Investment Management, Inc.’s $2 billion portfolio of commercial, industrial and hospitality assets for its fiduciary clients.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “Having served on the Bank’s board since April of 2003, Mark has already had a positive impact, constantly displaying a significant understanding of relevant issues. We look forward to having the benefit of his vast experiences and insight on the holding company board as we continue the growth and maturation of the Company.” Gordon added, “We want to wish Ken Barnett well in his future endeavors. His efforts will be remembered.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI had total assets of $1.7 billion, was the 4th largest multi-family lender in California during the 12 months ended September 30, 2003 (source: Dataquick Information Systems) and had originated approximately $3.1 billion in multi-family and commercial real estate loans through December 31, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based banking institution with 15 branches and $2.7 billion of assets.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.